Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189398, 333-152139, 333-127019, 333-112544, 333-112545, 333-112546, 333-112547 and 333-107364 on Form S-8 and 333-166762 of Form S-3 of our reports dated February 21, 2014, relating to the consolidated financial statements and financial statement schedule of Church & Dwight Co., Inc. and subsidiaries, and the effectiveness of Church & Dwight Co., Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2013.

/s/Deloitte & Touche LLP

Parsippany, NJ

February 21, 2014